Exhibit 10.14

EMPLOYEE LEASING AND OVERHEAD ALLOCATION AGREEMENT

This EMPLOYEE LEASING AND OVERHEAD ALLOCATION AGREEMENT (the “Agreement”), dated July 1, 2013, is made and entered into by and between Napo Pharmaceuticals, Inc., a Delaware corporation (“Napo”), and Jaguar Animal Health, Inc., a Delaware corporation (“JAG”), with reference to the following facts:

1.                                      Napo has Licensed (the “License”) to JAG certain intellectual property and other rights of Napo related to the development and commercialization of crofelemer for animals (the “JAG Business”) in exchange certain other consideration as detailed in the License.

2.                                      Napo currently employs those individuals identified on Exhibit A, each of whom has been providing services in connection with the JAG Business prior to the License (the “Leased Employees”).  JAG desires to receive the benefit of the Leased Employees’ services and other overhead costs of Napo during the Transition Period (as defined below) pursuant to the terms and conditions of this Agreement.

3.                                      Napo and JAG desire to enter into this Agreement in order to set forth the terms under which Napo will lease the Employees to JAG and be reimbursed for certain overhead costs identified on Exhibit A during the Transition Period.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.                                      Term; Transition Period.  The transition period (“Transition Period”) shall commence on the date hereof and shall terminate on February 28, 2014.  The term (“Term”) of this Agreement shall be for the Transition Period unless it is extended by mutual written agreement of the parties or earlier terminated pursuant to Paragraph 5 hereof.

2.                                      Description of Services.  During the Term:

(a)                                 Napo shall provide JAG with the Leased Employees to perform the same or substantially similar work for JAG with respect to the JAG Business as the Leased Employees were performing for Napo with respect to the JAG Business up through the date of the License;

(b)                                 JAG shall have the sole right to control and direct the Leased Employees as to the performance of their duties and the means by which such duties are performed; and

(c)                                  Other than to lease the Leased Employees to JAG, Napo shall not make any material changes in the terms and conditions of employment of the Leased Employees, including without limitation, in their salaries, wages, bonuses or employee benefits, except (i) in the ordinary course of business, (ii) as required by law or regulation, or (iii) with respect to which Napo has obtained the prior written consent of JAG, which consent shall not be unreasonably withheld, conditioned or delayed.

3.                                      Fees and Expenses.  Napo is providing Leased Employees to JAG at the rate of $65,811 per month equal to the dollar value of each of the following items: (i) such Leased Employee’s gross wages and/or salary owed by Napo during each calendar month during the

Term (before any tax withholdings or other deductions) multiplied by the percentage of such Leased Employee’s total hours worked during such calendar month that consisted of services performed for or on behalf of JAG which the parties agree shall be the “approximate percentage of time to be spent rendering services to or for the benefit of JAG” as shown on Exhibit A (the “Applicable Percentage”) the “Employment Costs”), and (ii) $6,000 per month for overhead and office expenses.  JAG shall pay to Napo, in cash, $71,811 per month for the months of December 2013, January 2014 and February 2014.  The amounts recognized as Employment Costs for the months of July 1, 2013 to the end of November 2013 shall be borne by Napo.  Napo has received 4,000,000 shares of JAG common stock.

4.                                      Status of Employees and Responsibility for Taxes.  Napo is the employer of the Leased Employees and will be responsible for payment of federal, state, and local income, social security, unemployment, and other payroll taxes, employment taxes and other taxes for which Napo is responsible with respect to the Leased Employees, and shall withhold, file, and pay such taxes for each Leased Employee’s wages and other taxable compensation to the extent required by law.  Napo shall indemnify and hold JAG harmless for any and all tax liabilities that JAG may incur arising out of, relating to, or resulting from this Agreement.

5.                                      Termination.  Notwithstanding any provision herein to the contrary, this Agreement may be terminated: (a) by either party upon not less than thirty (30) days’ prior written notice to the other; or (b) by mutual agreement of Napo and JAG.  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

6.                                      No Agent Authority.  Nothing in this Agreement shall be construed to treat either party as the other party’s partner, co-employer, joint employer, employee or agent, or to give either party the actual or apparent authority to bind the other party in any respect.

7.                                      Duties of JAG.  With respect to the Leased Employees, during the Term JAG shall:

(a)                                 maintain personnel policies and practices that ensure JAG’s compliance with all applicable federal, state, and local employment laws, including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the California Labor Code, and California Government Code Section 12940 et seq.  (collectively, the “Employment Laws”);

(b)                                 direct the work of the Leased Employees in accordance with the terms and conditions of this Agreement, the personnel policies and procedures of JAG (including, but not limited to, its policies against discrimination and harassment), and in compliance with all of the Employment Laws;

(c)                                  provide the Leased Employees with any protective or safety equipment, as required to perform work by federal, state or local law, rule, regulation, ordinance, directive, or order;

(d)                                 verify and report to Napo in an accurate and timely manner the actual weekly hours that each Leased Employee worked or was absent for any reason during the Term, for the purpose of permitting Napo to pay each of the Leased Employees his or her earned wages, which Napo shall use to generate payroll for each Leased Employee and make appropriate deductions and withholdings from his or her pay;

(e)                                  maintain adequate personnel records and related employment documentation, including but not limited to records regarding all documents relating to any accident, injury, or illness that is, is claimed to be, or may be attributable to any Leased Employee’s work, and make all such records and documentation available to Napo upon request;

(f)                                   obtain and maintain in full force any insurance, other than workers’ compensation insurance or any insurance with respect to which premiums are included in the Employment Costs, that may be necessary in light of work assigned to or performed by the Leased Employees, including but not limited to any such insurance covering Leased Employees in the event of injury or illness incurred or suffered by any of them in the course of performing their duties as assigned by the Buyer and, upon request by Napo, furnish Napo with a certificate of insurance verifying such coverage;

(g)                                 execute and complete any and all documents required to perform its obligations under this Agreement within a reasonable time; and

(h)                                 cooperate with Napo on employment matters related to the Leased Employees.

8.                                      Indemnification.

(a)                                 JAG agrees to indemnify and hold harmless Napo, each of Napo’ officers, directors, employees, and agents (collectively, the “Napo Indemnified Parties”) from and against, and pay and reimburse the Napo Indemnified Parties for any and all claims, demands, losses, costs, expenses, taxes and/or liabilities, including, without limitation, reasonable attorneys’ fees and expenses incident to any suit, proceeding or investigation or any claim (collectively, the “Losses”) arising out of this Agreement or relating to Napo’ employment of the Leased Employees during the Term, other than any Losses that are due to the gross negligence or willful misconduct of any of the Napo Indemnified Parties arising in connection with this Agreement; provided, however, that to the extent a Leased Employee renders services to both Napo and JAG, the indemnification set forth in this paragraph with respect to Losses relating to Napo’ employment of the Leased Employees during the Term shall only apply to Losses relating to services rendered by such Leased Employee to or for the benefit of JAG pursuant to this Agreement.

(b)                                 Napo shall indemnify and hold harmless JAG and each of its officers, directors, employees, and agents (collectively, the “JAG Indemnified Parties”) from and against, and pay and reimburse the JAG Indemnified Parties for, any losses that are due to the gross negligence or willful misconduct of any of the Napo Indemnified Parties arising in connection with this Agreement.

9.                                      General Provisions.

(a)                                 Entire Agreement.  This Agreement represents the entire agreement between the parties with respect to the matters covered by this document, and supersedes all prior agreements, whether written or oral.  This Agreement may be amended only in writing, executed by all parties hereto.

(b)                                 No Waiver.  The failure of any party to insist upon strict adherence to any terms of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right to insist later on strict adherence thereto, or thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing and signed by an authorized representative of the relevant party in order to be effective.

(c)                                  Notices.  All notices, requests, demands, claims and other communications hereunder (“Notices”) shall be in writing.  Any Notice hereunder shall be deemed duly given (i) upon receipt if delivered in person; (ii) on the date delivered by Federal Express, UPS, DHL or similar international courier service as established by the sender by evidence obtained from the courier; (iii) upon transmission by facsimile, provided an electronic acknowledgement of receipt is generated; or (iv) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; in each case addressed to the intended recipient as set forth below (or to such other address or facsimile number as the intended recipient may request by way of an appropriate Notice given in accordance with this Section):

If to JAG:	If to Napo:

with a copy to:	with a copy to:

Donald C. Reinke, Esq. Reed Smith LLP	Donald C. Reinke, Esq. Reed Smith LLP

(d)                                 No Assignment.  Neither party shall assign this Agreement or any right, interest or benefit under this Agreement, nor delegate any of its duties or obligations hereunder, without the prior written consent of the other party.  Except as permitted by the foregoing, any attempted assignment or delegation shall be null, void, and of no effect.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties.

(e)                                  Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

(f)                                   Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

(g)                                 Amendments.  Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by both parties.

(h)                                 Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Los Angeles County before the Judicial Arbitration and Mediation Service (“JAMS”).  The Parties agree that the prevailing party in any arbitration shall be entitled to relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.

(i)                                    Further Assurances.  The parties, without further consideration of any kind, shall each execute and deliver, or cause to be executed and delivered, such other instruments, and take, or cause to be taken, such other action, as shall reasonably be requested by the other party hereto to more effectively carry out the terms and provisions of this Agreement.

(j)                                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.                               Ownership of New Technology.

(a)                                 New Technology.  Any and all (i) inventions (whether or not reduced to practice and whether or not patentable), (ii) works of authorship, (iii) trade secrets, know-how, confidential information (including but not limited to confidential ideas, research and development, technology, discoveries, methods, formulas, compositions, manufacturing processes, designs, specifications, clinical trial protocols, statistical analyses and other regulatory information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all other proprietary information and data (including but not limited to technical and safety, efficacy and other clinical data) conceived, developed or reduced to practice by JAG or Napo, either jointly or individually, in whole or in part, after the date hereof and during the Term (collectively, “New Technology”) shall be owned by (i) Napo to the extent such New Technology is within the Napo Field of Use defined as XXXX                    and (ii) JAG to the extent such New Technology is outside the Napo Field of Use.  Each party shall disclose to the other party any New Technology promptly after it has been conceived, developed or reduced to practice.  For the purposes of this Section 10, all determinations of inventorship shall be made in accordance with United States patent law.  For no additional consideration, each party (the “Assignor”) hereby assigns to the other party (the “Assignee”) all of the Assignor’s right, title and interest, worldwide, in and to any New Technology (including without limitation all intellectual property rights associated therewith and all copies and tangible embodiments thereof, in whatever form or medium) consistent with the ownership allocation described above so that sole and exclusive ownership therein resides in Napo to the extent such New Technology is within the Napo Field of Use and in JAG to the extent such New Technology is outside the Napo Field of Use.  Assignor shall, at Assignee’s request and expense, execute documents and perform such acts as Assignee may deem necessary, to confirm in Assignee, all right, title and interest throughout the world, in and to any New Technology consistent with the ownership allocation set forth herein, and all patents, trademarks, copyrights and other applicable statutory protections thereon, and to enable and assist Assignee in procuring, maintaining, enforcing and defending patents, trademarks, copyrights and other statutory protections throughout the world in and to any such New Technology.  Each party shall cause each of its employees, contractors and consultants to execute and deliver an agreement assigning all of their respective right, title and interest in and to any New Technology consistent with the above ownership allocation so that sole and exclusive ownership therein resides in Napo to the extent such New Technology is within the Napo Field of Use and in JAG to the extent such New Technology is outside the Napo Field of Use.

11.                               Confidentiality.

(a)                                 Use of Confidential Information.  From time to time prior to the commencement of and during the Term, each party hereto has disclosed or may disclose its confidential information (e.g., information regarding a disclosing party’s business and operations, research and development activities, pre-clinical and clinical data, regulatory strategies and submissions, products, customers, employees, financial results, contractual relationships, etc.) to the other party.  In addition each party may, from time to time during the Term, obtain or have access to the other party’s confidential information.  As used herein, the term “confidential information” does not include information that (i) is in or comes into the public domain through no fault of the receiving party or any of its affiliates or their representatives, or (ii) is lawfully acquired without confidentiality obligations to the disclosing party from sources having the right to make such disclosure or (iii) was developed independently by the receiving party without use of any confidential information of the disclosing party.  Each party shall maintain (and cause its affiliates and subcontractors to maintain) the confidentiality of the other party’s confidential information and not to use or disclose such confidential information except as required to perform its obligations in accordance with this Agreement or as permitted hereby or by the disclosing party in writing.  If compelled to disclose any confidential information by judicial or administrative process or by requirement of law, the receiving party shall promptly notify the disclosing party in writing and, if legal protection is not obtained, may disclose only that portion of such information that is legally required to be disclosed as advised by counsel; provided that the receiving party shall exercise commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Because of the unique nature of the confidential information, the parties understand and agree that the disclosing party will suffer irreparable harm in the event that a party which receives such disclosing party’s confidential information fails to comply with any of its obligations hereunder and that monetary damages will be inadequate to compensate disclosing party for such breach.  Accordingly, each party agrees that the disclosing party shall, in addition to any other remedies available to it at law or in equity, be entitled to seek injunctive relief to enforce the terms hereof.

(b)                                 Return of Confidential Information.  Upon termination of this Agreement, unless a party has a continuing right to use such confidential information pursuant to a license granted hereunder, upon request of the other party, each of the parties hereto agrees to return to the other all such confidential information of the other, or, at its option destroy such confidential information and, thereafter, certify immediately to the disclosing party that all such confidential information has been returned or destroyed.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the day and year first above written.

NAPO

By:	/s/ Charles O. Thompson
Its:	CFO

JAG

By:	/s/ Lisa A. Conte
Its:	CEO

EXHIBIT A
LEASED EMPLOYEES AND OVERHEAD ALLOCATION

Employee Name	Position	Approximate percentage of time to be spent rendering services to or for the benefit of JAG